UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2021

AECOM

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

300 South Grand Avenue, 9th Floor

Los Angeles, California 90071

(Address of principal executive offices)

(Zip Code)

(Registrant’s telephone number, including area code)  (213) 593-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2021, AECOM (the “Company”) entered into that certain Amendment No. 11 to Credit Agreement (Incremental Term A Facility Increase) (the “Amendment”), by and among the Company, each guarantor party thereto, the lenders party thereto (the “Lenders”) and Bank of America, N.A. as administrative agent (the “Administrative Agent”), amending that certain Syndicated Facility Agreement, dated as of October 17, 2014, by and among the Company, the other borrowers (together with the Company, the “Borrowers”) and guarantors from time to time party thereto, the lenders from time to time party thereto, and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”), pursuant to which the Lenders have provided to the Company an additional $215,000,000 in aggregate principal amount under the secured term “A” credit facility existing under the Existing Credit Agreement (such facility, as so increased, the “Term A Facility”). The Term A Facility matures on February 8, 2026.

The Company used the net proceeds from the Term A Facility Increase (together with cash on hand), to (i) redeem all of the Company’s remaining 5.875% Senior Notes due 2024 (the “2024 Notes”) and (ii) pay fees and expenses related to the offering and such redemption.

The Term A Facility is subject to the same affirmative and negative covenants and events of default as the loans under the Term A Facility previously incurred pursuant to the Existing Credit Agreement. The applicable interest rate for the Term A Facility is calculated at a per annum rate equal to, at the Company’s option, (a) the Eurocurrency Rate (as defined in the Credit Agreement) plus 1.50% or (b) the Base Rate (as defined in the Credit Agreement) plus 0.50%, subject to adjustments based on the Company’s consolidated leverage ratio as and to the extent provided for in the Credit Agreement.

The Term A Facility is guaranteed by the same subsidiaries of the Company (the “Guarantors”) that have guaranteed the obligations of the Company under the Existing Credit Agreement, and the Company’s obligations under the Term A Facility are secured by a lien on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto.

Item 1.02. Termination of a Material Definitive Agreement.

On June 25, 2021, the Company redeemed all of its remaining 2024 Notes (the “Redemption”). The redemption price of the 2024 Notes was 115.108% the outstanding aggregate principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date. The 2024 Notes were issued and the Redemption was effected pursuant to that certain Indenture, dated as of October 6, 2014, as supplemented by the First Supplemental Indenture, dated as of October 17, 2014, the Second Supplemental Indenture, dated as of June 3, 2015, the Third Supplemental Indenture, dated as of June 19, 2015, the Fourth Supplemental Indenture, dated as of March 13, 2018, the Fifth Supplemental Indenture, dated as of April 23, 2020 and the Sixth Supplemental Indenture, dated as of April 6, 2021, each by and between the Company, U.S. Bank National Association, as trustee, and the other parties thereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to purchase nor a solicitation of an offer to sell any of the 2024 Notes, nor shall there be any offer, solicitation or sale of the 2024 Notes in any state or jurisdiction in which the making or acceptance thereof would be unlawful under the securities laws of any such jurisdiction.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 11 to Credit Agreement (Incremental Term A Facility Increase), dated as of June 25, 2021, by and among the Company, each guarantor party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AECOM

Date: June 25, 2021	By:	/s/ David Y. Gan
Name: David Y. Gan
Title: Executive Vice President, Chief Legal Officer